SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:	MARCIAL VEGA TRUST

ADDRESS OF PRINCIPAL BUSINESS OFFICE:	SUITE 5578 NORTH HOLLYWOOD, CA 91616

TELEPHONE NUMBER:	310-409-9718

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:	MARCIAL VEGA, CHIEF FINANCIAL OFFICER SUITE 5578 NORTH HOLLYWOOD, CA 91616

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/ /Yes /X/No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the sole Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Los Angeles, State of California, on this 26th day of November, 2024.

MARCIAL VEGA TRUST

/s/ Marcial Vega
By: Marcial Vega, Sole Trustee and Chief Financial Officer